Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Plum III Merger Corp. on Amendment No. 6 to Form F-4 (FILE NO. 333-282863) of our report dated February 14, 2025, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the financial statements of Tactical Resources Corp. as of July 31, 2024 and 2023 and for each of the two years in the period ended July 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

October 17, 2025